Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 14, 2019, on the consolidated financial statements of Bridgewater Bancshares, Inc. and Subsidiaries, which report appears in the Annual Report on Form 10-K of Bridgewater Bancshares, Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

April 26, 2019